                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G



                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*


                            McClatchy Newspapers, Inc.
 ----------------------------------------------------------------------------
                               (Name of Issuer)

                             Class A Common Stock
 ----------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  579489-10-5
                               -----------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filed out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of the cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                              Page 1 of 5 pages
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CUSIP No.  579489-10-5                     13G                Page 2  of 5 Pages


| 1 |  NAME OF REPORTING PERSON
|   |  SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON
|   |
|   |  Molly Maloney Evangelisti
|   |
|   |
- --------------------------------------------------------------------------------
| 2 |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
|   |
|   |  Not Applicable.                                                (a)  [  ]
|   |                                                                 (b)  [  ]
|   |
- --------------------------------------------------------------------------------
| 3 |  SEC USE ONLY
|   |
|   |
|   |
|   |
- --------------------------------------------------------------------------------
| 4 |  CITIZENSHIP OR PLACE OF ORGANIZATION
|   |
|   |  United States
|   |
- --------------------------------------------------------------------------------
|              | 5 |  SOLE VOTING POWER
|              |   |
|  NUMBER OF   |   |   At December 31, 1993:  3,050,000
|   SHARES     |   |
               -----------------------------------------------------------------
| BENEFICIALLY | 6 |  SHARED VOTING POWER
|   OWNED BY   |   |
|     EACH     |   |    -0-
|   REPORTING  |   |
               ----------------------------------------------------------------
|    PERSON    | 7 |  SOLE DISPOSITIVE POWER
|     WITH     |   |
|              |   |    At December 31, 1993:  3,050,000
|              |   |
               ---------------------------------------------------------------
|              | 8 |  SHARED DISPOSITIVE POWER
|              |   |
|              |   |    -0-
|              |   |
- -----------------------------------------------------------------------------
| 9 |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
|   |
|   |    3,050,000
|   |
- -----------------------------------------------------------------------------
|10 |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
|   |
|   |  X
|   |
- ----------------------------------------------------------------------------
|11 |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
|   |
|   |    37.4%
|   |
- ---------------------------------------------------------------------------
|12 |  TYPE OF REPORTING PERSON
|   |
|   |    IN
|   |
- --------------------------------------------------------------------------




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CUSIP No.  579489-10-5                     13G                Page 3  of 5 Pages


Item 1(a).       Name of Issuer

                 McClatchy Newspapers, Inc.


Item 1(b).       Address of Issuer's Principal Executive Offices

                 2100 "Q" Street
                 Sacramento, CA  95816


Item 2(a).       Name of Person Filing

                 Molly Maloney Evangelisti


Item 2(b).       Address of Principal Business Office or, if none, Residence

                 63 - 49th Street
                 Sacramento, CA  95819


Item 2(c).       Citizenship

                 United States


Item 2(d).       Title of Class of Securities

                 Class A Common Stock


Item 2(e).       CUSIP Number

                 579489-10-5


Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

                          (a) [ ] Broker or Dealer registered under Section 15
                 of the Act;

                          (b) [ ] Bank as defined in section 3(a)(6) of the Act;

                          (c) [ ] Insurance Company as defined in
                 section 3(a)(19) of the Act;





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CUSIP No.  579489-10-5                     13G                Page 4  of 5 Pages


                (d) [ ] Investment Company registered under section 8 of the Investment Company Act;

                (e) [ ] Investment Adviser registered under section 203 of the Investment Company Act of 1940;

                (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income
          Security Act of 1974 or Endowment Fund; see
          Section 240.13d-1(b)(1)(ii)(F);

                (g) [ ] Parent Holding Company, in accordance with
          Section 240.13d-1(b)(ii)(G) (Note:  See Item 7); or

                (h) [ ] Group, in accordance with
          Section 240.13d-1(b)(1)(ii)(H).


Item 4.   Ownership

                (a) Amount Beneficially Owned:    3,050,000

                (b) Percent of Class:    37.4%

                (c) Number of shares as to which such person has:

                    (i) sole power to vote or to direct the vote
                        3,050,000

                   (ii) shared power to vote or to direct the
                        vote    -0-

                  (iii) sole power to dispose or to direct the
                        disposition  of    3,050,000

                   (iv) shared power to dispose or to direct the
                        disposition of    -0-

Item 5.   Ownership of Five Percent or Less of a Class

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].







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CUSIP No.  579489-10-5                     13G                Page 5  of 5 Pages


Item 6.   Ownership of More than Five Percent on Behalf of Another Person

          9,842 shares are excluded from this Schedule 13G which are held of record by the spouse of Ms. Evangelisti. Such spouse has the right to receive dividends from, and the proceeds from the sale of, such 9,842 shares. The filing of this Schedule 13G shall not be construed as an admision that Ms. Evangelisti is, for the purposes of section 13(d) or 13(g) of the Act, the beneficial owner of such shares.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

          Not Applicable.


Item 8.   Identification and Classification of Members of the Group

          Not Applicable.


Item 9.   Notice of Dissolution of Group

          Not Applicable.


Item 10.  Certification

          Not Applicable.


Signature.

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                              February 10, 1994
                                     Date


                        /s/ Molly Maloney Evangelisti
                          Molly Maloney Evangelisti